UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 13, 2016

Commission file number 1-10948

OFFICE DEPOT, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	59-2663954 (I.R.S. Employer Identification No.)

6600 North Military Trail, Boca Raton, FL (Address of principal executive offices)	33496 (Zip Code)

(561) 438-4800

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The disclosure set forth below under Items 1.02 and 2.03 of this Current Report on Form 8-K is incorporated by reference herein.

Item 1.02.	Termination of a Material Definitive Agreement.

As previously disclosed, on February 4, 2015, Office Depot, Inc. (“Office Depot”), Staples, Inc. (“Staples”) and Staples AMS, Inc. (“Merger Sub” and, together with Office Depot and Staples, the “Parties”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, subject to the satisfaction or waiver of certain conditions, Merger Sub would be merged with and into Office Depot, with Office Depot surviving the merger as a wholly owned subsidiary of Staples. On May 16, 2016, the Parties entered into a Termination Agreement (the “Termination Agreement”), pursuant to which the Merger Agreement, including all schedules and exhibits thereto, and all ancillary agreements contemplated thereby or entered pursuant thereto (other than certain confidentiality agreements) (collectively, the “Transaction Documents”), were terminated effective immediately as of May 16, 2016. Under the Termination Agreement, Staples agreed to pay Office Depot the Regulatory Fee (as defined in the Merger Agreement) of $250,000,000 in cash on or before May 19, 2016. The Parties also agreed to release each other from any and all liability, claims, rights, actions, causes of action, suits, liens, obligations, accounts, debts, demands, agreements, promises, liabilities, controversies, costs, charges, damages, expenses and fees, however arising, in connection with, arising out of or related to the Transaction Documents or the transactions contemplated therein or thereby.

The foregoing descriptions of the Merger Agreement and the Termination Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Merger Agreement, which was filed as an exhibit to Office Depot’s Current Report on Form 8-K filed on February 4, 2015, and the Termination Agreement, which is attached hereto as Exhibit 10.1, each of which is incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 13, 2016, Office Depot, together with certain of its European subsidiaries, as borrowers (the “European Borrowers”) and certain of its domestic subsidiaries as guarantors (the “Domestic Guarantors”), entered into a $1.2 billion Second Amended and Restated Credit Agreement (the “Second Amended Credit Agreement”) with the lenders party thereto, JPMorgan Chase Bank, N.A., London Branch, as European Administrative Agent and European Collateral Agent, JPMorgan Chase Bank, N.A., as Administrative Agent (the “Agent”) and US Collateral Agent, Wells Fargo Bank, National Association and Bank of America, N.A., as Syndication Agents, and U.S. Bank, National Association, Fifth Third Bank, an Ohio Banking Corporation, Suntrust Bank and NYCB Specialty Finance Company LLC, as Documentation Agents. The Second Amended Credit Agreement amends and restates the credit agreement governing Office Depot’s existing $1.25 billion revolving credit facility (the “Prior Credit Agreement”).

The Second Amended Credit Agreement amends and restates the Prior Credit Agreement to decrease the aggregate commitments under the facility to $1.2 billion, extend the maturity date to May 13, 2021, reduce the applicable spread by 75 basis points, permit Office Depot to redeem, tender or otherwise repurchase its existing 9.75% Senior Notes subject to a $500 million minimum liquidity requirement (defined as cash on hand plus availability under the facility) and modify certain of the covenants under the Prior Credit Agreement. These covenant modifications include:

•	amending the availability threshold that would trigger maintenance of a fixed charge coverage ratio from $125.0 million to $120.0 million (or, if less, an amount equal to the lesser of 10% of the (i) aggregate commitments and (ii) aggregate borrowing base then in effect);

•	increasing the ability of Office Depot and its subsidiaries that are either borrowers or guarantors under the Second Amended Credit Agreement (together with Office Depot, the “Loan Parties”) to make investments, loans and advances in or to other subsidiaries that are not Loan Parties by meeting either (i) a fixed charge coverage ratio of 1:1 and reduced availability test or (ii) a $500 million minimum liquidity requirement;

•	permitting Office Depot to pay up to $125 million per year in restricted payments subject to a reduced $500 million minimum liquidity requirement; and

•	permitting additional restricted payments based on meeting a fixed charge coverage ratio that was reduced from 1.10 to 1.00 and reduced availability test.

In addition, the Second Amended Credit Agreement provides that in the event that the aggregate outstanding principal amount of Office Depot’s 9.75% Senior Notes is greater than $50 million on the 91st day prior to their maturity, Office Depot will be required to maintain liquidity of at least $500 million at all times from such date through the earlier of the latest maturity date of such 9.75% Senior Notes and the date on which the outstanding principal amount of such notes is $50 million or less. The Second Amended Credit Agreement also provides that if there is any outstanding principal amount of the 5.42% securitization notes due 2019 issued by OMX Timber Finance Investment I, LLC, one of Office Depot’s subsidiaries, on the 91st day prior to the maturity thereof, then Office Depot will be required to maintain liquidity of at least $400 million from such date through the earlier of (i) the date on which such notes and the 4.98% installment notes (the “Installment Notes”) held by OMX Timber Finance Investment I LLC are extended, refinanced, replaced or renewed, such that, in each case, none of such notes (or any such notes extending, refinancing, replacing or renewing any such notes) matures prior to the date that is 91 days after the maturity date of the Second Amended Credit Agreement and (ii) the date on or after maturity of such Installment Notes on which deferred taxes are paid by Office Depot in respect of the sale of the OfficeMax timberlands.

The Second Amended Credit Agreement provides for an asset based, multi-currency revolving credit facility of up to $1.2 billion. The amount that can be drawn at any given time will be determined based on percentages of certain accounts receivable, inventory and credit card receivables (the “Borrowing Base”). Any existing letters of credit and loans issued and outstanding under the Prior Credit Agreement will continue to remain issued and outstanding under the Second Amended Credit Agreement. The facility includes a sub-facility of up to $200 million which is available to Office Depot and European Borrowers, subject to limitations based on their and Office Depot’s aggregate Borrowing Base. The Domestic Guarantors guaranty the obligations of Office Depot and the European Borrowers under the facility. The Second Amended Credit Agreement also provides for a letter of credit sub-facility of up to $400 million, as well as a swingline loan sub-facility of up to $125 million to Office Depot and an additional swingline loan sub-facility of up to $25 million to the European Borrowers. All loans borrowed under the Second Amended Credit Agreement may be borrowed, repaid and reborrowed from time to time until May 13, 2021. The Second Amended Credit Agreement also provides that Office Depot may elect, after certain closing conditions are satisfied or waived in accordance with the Second Amended Credit Agreement, to increase the aggregate amount of commitments under the facility by up to $250 million, subject to certain terms and conditions set forth in the Second Amended Credit Agreement (including obtaining such increased commitments from existing or new lenders).

All amounts borrowed under the facility, as well as the obligations of the Domestic Guarantors, are secured by a lien on Office Depot’s and such Domestic Guarantors’ accounts receivables, inventory, cash, cash equivalents and deposit accounts. All amounts borrowed by the European Borrowers under the facility are secured by a lien on such European Borrowers’ accounts receivable, inventory, cash, cash equivalents and deposit accounts, as well as certain other assets.

Borrowings made pursuant to the Second Amended Credit Agreement will bear interest at Office Depot’s option, either at (i) the alternate base rate (defined as the higher of the Prime Rate (as announced by the Agent), the Federal Funds Rate or the Overnight Bank Funding Rate (whichever is higher) plus ½ of 1% and the one month Adjusted LIBO Rate (defined below) plus 1%) or (ii) the Adjusted LIBO Rate (defined as the LIBO Rate as adjusted for statutory reserves) plus, in either case, a certain margin based on the aggregate average availability under the facility.

The Second Amended Credit Agreement contains customary representations, warranties, fees, affirmative and negative covenants, including certain financial covenants, limitations on investments, loans, advances, guarantees and acquisitions, asset sales and capital expenditures. The Second Amended Credit Agreement contains customary events of default, including without limitation, payment defaults (subject to certain grace and cure periods in certain circumstances), breach of representations and warranties, breach of covenants (subject to certain grace and cure periods in certain circumstances), bankruptcy events, cross defaults to certain other indebtedness, certain judgment defaults and change of control. If an event of default occurs and is continuing, the lenders may decline to provide additional advances on the facility, impose a default rate of interest and declare all amounts outstanding under the Second Amended Credit Agreement immediately due and payable.

The foregoing description of the Second Amended Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Second Amended Credit Agreement, a form of which is attached hereto as Exhibit 10.2 and is incorporated by reference herein.

Item 7.01	Regulation FD Disclosure.

On May 16, 2016, Office Depot issued a press release announcing, among other matters, the termination of the Merger Agreement and the entry into the Second Amended Credit Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

Exhibit 10.1	Termination Agreement, dated as of May 16, 2016, by and among Office Depot, Inc., Staples, Inc. and Staples AMS, Inc.

Exhibit 10.2	Form of Second Amended and Restated Credit Agreement, dated as of May 13, 2016, among Office Depot, Inc. and certain of its European subsidiaries as Borrowers, JPMorgan Chase Bank, N.A., London Branch, as European Administrative Agent and European Collateral Agent, JPMorgan Chase Bank, N.A., as Administrative Agent and US Collateral Agent, and the other lenders referred to therein

Exhibit 99.1	Press Release of Office Depot, Inc., dated May 16, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 16, 2016

OFFICE DEPOT, INC.

By:	/s/ Elisa D. Garcia C.
	Name:	Elisa D. Garcia C.
	Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary

EXHIBIT INDEX

Exhibit 10.1	Termination Agreement, dated as of May 16, 2016, by and among Office Depot, Inc., Staples, Inc. and Staples AMS, Inc.

Exhibit 10.2	Form of Second Amended and Restated Credit Agreement, dated as of May 13, 2016, among Office Depot, Inc. and certain of its European subsidiaries as Borrowers, JPMorgan Chase Bank, N.A., London Branch, as European Administrative Agent and European Collateral Agent, JPMorgan Chase Bank, N.A., as Administrative Agent and US Collateral Agent, and the other lenders referred to therein

Exhibit 99.1	Press Release of Office Depot, Inc., dated May 16, 2016